RMBS NEW ISSUE - GBP 5,498.5 MM GRANITE 06-3  *PRICE* DR

CL   SIZE(MM)        MDY/S&P/F     WAL   LFM       BENCH          SPREAD  PRICE
A1   $ 1,000.0       Aaa/AAA/AAA   0.95  DEC 2030  1M $ L         + 2     100.00
A4*  $ 1,000.0       Aaa/AAA/AAA   0.92  DEC 2054  1M $ L         - 2     100.00
A2   (euro) 830.0    Aaa/AAA/AAA   0.99  DEC 2030  3M (euro) L    +4      100.00
B1   $ 70.0          Aa3/AA /AA    2.09  DEC 2054  3M $ L         +9      100.00
M1   $ 90.0          A2/A/A        2.09  DEC 2054  3M $ L         + 18    100.00
A3   $ 1,800.0       Aaa/AAA/AAA   2.77  DEC 2054  3M $ L         + 4     100.00
A5   (euro) 1,250.0  Aaa/AAA/AAA   5.65  DEC 2054  3M (euro) L    + 11    100.00
A6   (pound) 700.0   Aaa/AAA/AAA   5.65  DEC 2054  3M (pound) L   + 11    100.00
A7   $ 1,750.0       Aaa/AAA/AAA   5.65  DEC 2054  3M $ L         + 10    100.00
B2   $ 182.0         Aa3/AA/AA     6.09  DEC 2054  3M $ L         + 17    100.00
B3   (euro) 30.0     Aa3/AA/AA     6.09  DEC 2054  3M (euro) L    + 16    100.00
M2   $ 100.0         A2/A/A        6.09  DEC 2054  3M $ L         + 28    100.00
M3   (euro) 47.0     A2/A/A        6.09  DEC 2054  3M (euro) L    + 27    100.00
M4   (pound) 10.0    A2/A/A        6.09  DEC 2054  3M (pound) L   + 27    100.00
C2   $ 60.0          Baa2/BBB/BBB  6.09  DEC 2054  3M $ L         + 50    100.00
C3   (euro) 137.0    Baa2/BBB/BBB  6.09  DEC 2054  3M (euro) L    + 50    100.00

*     A4 IS A "2A-7" ELIGIBLE REMARKETABLE SECURITY
** A1, A2, B1, M1, A3, A5, A6, A7 - SCHEDULED AM/STEP UP & CALL; A4 - SCHEDULED AM/CALL; ALL OTHER CLASSES ARE PASS-THROUGH/ STEP UP & CALL
**    STEP-UP & CALL DATE IS OCT 2012
**    SEC REGISTERED/REG S
**    SETTLEMENT: SEPTEMBER 19
**    FIRST IPD: FOR A1 AND A4 - OCTOBER 20; FOR ALL OTHER CLASSES - JANUARY 20
**    BILLING AND DELIVERING: CITI  -  $, LEH - EURO, UBS - GBP

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling +1 212 713 2252 or by emailing Joseph Ruttle at joseph.ruttle@ubs.com (for US$-denominated notes) or by calling +44 20 756 82902 or emailing Andrew Dennis at andrew.dennis@ubs.com (for non-US$-denominated notes).